                                                                                        EXHIBIT                                EXHIBIT Exhibit 4(B)

WELLS FARGO BUSINESS CREDIT

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the "Agreement") is dated August 27, 2009, and is entered into among Gulfmark Energy, Inc., a Texas corporation ("GME"), and Adams Resources Marketing, Ltd., a Texas limited partnership ("ARM" and together with GME, the "Companies" and each individually a "Company"), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, "Wells Fargo"), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Companies have asked Wells Fargo to provide them with a $40,000,000 letter of credit facility (the "L/C Facility") to facilitate the issuance of letters of credit.  Wells Fargo is agreeable to meeting the Companies' request, provided that the Companies agree to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

Amount and Terms of the L/C Facility

Issuance of Letters of Credit; Amount; Termination Date; Use of Proceeds.

Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, from the date that the conditions set forth in Section 3 are satisfied until the Termination Date, one or more irrevocable letters of credit (each, a "Letter of Credit", and collectively, "Letters of Credit") for each Company's account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of:  (i) $40,000,000 (the "Maximum Amount") less the L/C Amount, or (ii) the Borrowing Base less the L/C Amount.  Wells Fargo has no obligation to issue Letters of Credit under the L/C Facility during a Default Period or at any time Wells Fargo believes that the issuance of Letters of Credit would result in an Event of Default.

Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than seventy (70) days from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

Obligation of Reimbursement.  The Companies shall pay Wells Fargo on demand and in immediately available funds, the principal amount of all Letter of Credit draws (the "L/C Obligations") together with interest, accrued from the date of presentment of the underlying draft until reimbursement in full, at the Contract Rate.

Use of Proceeds. The Companies shall use the Letters of Credit issued under the L/C Facility to support their crude oil and natural gas marketing activities.

Note. The Companies' joint and several obligation to repay L/C Obligations shall be evidenced by a promissory note (as renewed, amended, substituted or replaced from time to time, the "Note").

Borrowing Base; Mandatory Prepayment.

Borrowing Base. The borrowing base (the "Borrowing Base") is an amount equal to:

85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo's in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%), less the Borrowing Base Reserve, less

Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to any Company by Wells Fargo.

Mandatory Prepayment; Overadvances.  If the L/C Amount exceeds the Borrowing Base or the Maximum Amount at any time, then the Companies shall immediately prepay the unpaid balance of the Note in an amount sufficient to eliminate the excess, and if payment of the Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then the Companies shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless, in each case, Wells Fargo has delivered to each Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

Procedures for Issuance of Letters of Credit.

Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, the Companies shall first execute and deliver to Wells Fargo a Letter of Credit Agreement, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of such Letter of Credit and the Companies' obligation to reimburse Wells Fargo for any L/C Obligations.

Issuance upon the Companies' Request.  Any Company may request issuance of one or more Letters of Credit on any Business Day.  No request for issuance will be deemed received until Wells Fargo acknowledges receipt, and the Companies, if requested by Wells Fargo, confirm the request in an Authenticated Record.  The Companies shall jointly and severally pay all L/C Obligations, even if the Person requesting issuance of any Letter of Credit on behalf of the Companies lacked authorization.

Collection of Accounts and Application to L/C Facility.

The Operating Account.  Each Company has granted a security interest to Wells Fargo in the Collateral, including without limitation, all Accounts.  Except as otherwise agreed by all parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Companies' demand deposit account maintained with Wells Fargo (the "Operating Account").  Funds so deposited ("Account Funds") are the property of Wells Fargo but may be withdrawn by any Company at any time so long as no Default Period is in existence; provided however, notwithstanding the foregoing, during a Default Period, the Account Funds may only be withdrawn from the Operating Account by Wells Fargo.  Until deposited, each Company will hold all such Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Operating Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

Application of Payments.  Wells Fargo may withdraw Account Funds deposited to the Operating Account and pay down the amount of the L/C Obligations on the same day of deposit to the Operating Account or, if payments are received by Wells Fargo that are not first deposited to the Operating Account pursuant to any treasury management service provided to the Companies by Wells Fargo, such payments may be applied to the amount of L/C Obligations as provided in the Master Agreement for Treasury Management Services and the relevant service description.

Interest and Interest Related Matters.

Default Interest Rate.  Commencing either (i) on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a "Default Period"), (ii) automatically on the day that is two (2) Business Days after the date of presentment of a Letter of Credit that has not been reimbursed in full, (iii) during a time period specified in Section 1.8, or (iv) at any time following the Termination Date, in Wells Fargo's sole discretion and without waiving any of its other rights or remedies, the unpaid principal amount of the Note shall bear interest at the Default Rate, or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

Interest Accrual on Payments Applied to L/C Obligations.  Payments received by Wells Fargo shall be applied to the L/C Obligations as provided in Section 1.4(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the L/C Obligations.

Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law.  Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

Fees.

Origination Fee.  The Companies shall jointly and severally pay Wells Fargo a one time origination fee of $80,000 which shall be fully earned and payable upon the execution of this Agreement.  Wells Fargo has received $40,000 toward payment of this fee and the fees, costs and expenses described in this Section and in Section 7.7.

Unused Line Fee.  The Companies shall jointly and severally pay Wells Fargo an annual unused line fee of one-eighth of one percent (0.125%) of the daily average of the difference between Maximum Amount minus the L/C Amount (the "Unused Amount"), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

Collateral Exam Fees.  The Companies shall jointly and severally pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.

Collateral Monitoring Fees.  The Companies shall jointly and severally pay Wells Fargo a fee at the rates established from time to time by Wells Fargo as its Collateral monitoring fees (which fees are currently $500 per month), due and payable monthly in arrears on the first day of the month and on the Termination Date.

L/C Facility Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the L/C Facility during a Default Period, or if (ii) the Companies terminate the L/C Facility on a date prior to the Maturity Date, or if (iii) the Companies and Wells Fargo agree to reduce the Maximum Amount, then the Companies shall jointly and severally pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Amount (or the reduction of the Maximum Amount, as the case may be) calculated as follows:  (A) three percent (3.0%) if the termination or reduction occurs on or before the first anniversary of the date of this Agreement; (B) two percent (2.0%) if the termination or reduction occurs after the first anniversary of the date of this Agreement, but on or before the second anniversary of the date of this Agreement; and (C) one-half of one percent (0.50%) if the termination or reduction occurs after the second anniversary of the date of this Agreement.

Overadvance Fees.  The Companies shall jointly and severally pay an Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo's acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default.  The Companies shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider reasonably appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.  Wells Fargo shall provide notice to the Companies of the amount of any such Overadvance fee once determined as described in this clause (f).

Treasury Management Fees.  The Companies will jointly and severally pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo's current service fee schedule.

Letter of Credit Fees.  The Companies shall jointly and severally pay a fee (the "Commission Fee") with respect to each Letter of Credit issued by Wells Fargo of two and one-quarter percent (2.25%) per annum of the aggregate undrawn amount of the Letter of Credit (the "Aggregate Face Amount") accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to five and one-quarter percent (5.25%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

Letter of Credit Administrative Fees.  The Companies shall jointly and severally pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

Other Fees and Charges.  Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Wells Fargo.  All such fees and charges shall be imposed at Wells Fargo's sole discretion following oral notice to the Companies on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and any Company's request for the issuance of a Letter of Credit following such notice shall constitute the Companies' agreement to pay such fees and charges.

Termination and Prepayment Fees Following Transfer Between Wells Fargo Operating Divisions.  If the Loan Documents, following the Companies' request and the consent of Wells Fargo Business Credit (which consent may be withheld by Wells Fargo Business Credit in its sole discretion), are transferred to or refinanced by an operating division of Wells Fargo other than Wells Fargo Business Credit eighteen (18) months or more after the date of this Agreement, the transfer or refinance will not be deemed a termination or prepayment resulting in the payment of termination and/or prepayment fees, provided that the Companies agree, at the time of transfer, to the payment of comparable fees (other than the fees set forth in Section 1.6(e)) in an amount not less than that set forth in this Agreement, in the event that any facilities extended under this Agreement are terminated early or prepaid after transfer.

Interest Accrual; Payments; Computation.

Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Note shall be due and payable upon demand.  Interest shall accrue from the date of the applicable Letter of Credit draw to the date of payment.

Payment of Note Principal. The unpaid principal amount of the Note shall be paid upon demand, and on the Termination Date.

Payments Due on Non-Business Days.  If the date of demand under the Note or the Termination Date falls on a day that is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all L/C Obligations and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo's calculation of current Indebtedness shall be presumed correct unless proven otherwise by the Companies.  Upon Wells Fargo's request, the Companies will admit and certify in a Record the exact principal balance of the Indebtedness that the Companies then believe to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless the Companies notify Wells Fargo in a detailed Record of their intention to dispute the billing statement or accounting within 30 days of receipt.

Termination, Reduction or Non-Renewal of L/C Facility by Companies; Notice.

Termination by Companies after Advance Notice.  The Companies may terminate the L/C Facility or reduce the Maximum Amount at any time prior to the Maturity Date, if they (i) deliver an Authenticated Record notifying Wells Fargo of their intentions at least 90 days prior to the proposed Termination Date, (ii) pay Wells Fargo the termination fee set forth in Section 1.6(e), and (iii) pay the Indebtedness in full or down to the reduced Maximum Amount.  Any reduction in the Maximum Amount shall be in multiples of $1,000,000, with a minimum reduction of at least $5,000,000.

Termination by Companies without Advance Notice.  If the Companies fail to deliver Wells Fargo timely notice of their intention to terminate the L/C Facility or reduce the Maximum Amount as provided in Section 1.8(a), the Companies may nevertheless terminate the L/C Facility or reduce the Maximum Amount and pay the Indebtedness in full or down to the reduced Maximum Amount if they (i) pay the termination fee set forth in Section 1.6(e), and (ii) pay the Default Rate on the Note commencing on the 90th day prior to the proposed Termination Date or reduction date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of the Companies' intention to terminate or reduce the L/C Facility.

Non-Renewal by Companies; Notice.  If the Companies do not wish Wells Fargo to consider renewal of the L/C Facility on the next Maturity Date, the Companies shall deliver an Authenticated Record to Wells Fargo at least 90 days prior to the Maturity Date notifying Wells Fargo of their intention not to renew.  If the Companies fail to deliver to Wells Fargo such timely notice, then the Indebtedness shall accrue interest at the Default Rate commencing on the 90th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of the Companies' intention not to renew.

Special Account.  If the L/C Facility is terminated for any reason while a Letter of Credit is outstanding, or if the L/C Amount continues to exceed the Borrowing Base, then the Companies shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  The Special Account shall be an account maintained with Wells Fargo.  Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to any outstanding amounts under the Indebtedness when such amounts are due and payable.  The Companies may not withdraw amounts deposited to the Special Account until the L/C Facility has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

Security Interest and Occupancy of EACH Company's Premises

Grant of Security Interest.  Subject to the Permitted Liens, each Company hereby pledges, assigns and grants to Wells Fargo a Lien and security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of all Indebtedness.  Following request by Wells Fargo, each Company shall grant Wells Fargo a Lien and security interest in all commercial tort claims that it may have against any Person.

Notifying Account Debtors and Other Obligors; Collection of Collateral.  Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Each Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo's request.  After any Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo's or in such Company's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.  Wells Fargo may, in Wells Fargo's name or in any Company's name, as such Company's agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of such Company's mail to any address designated by Wells Fargo, otherwise intercept such Company's mail, and receive, open and dispose of such Company's mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Company's account or forwarding such mail to such Company's last known address.

Assignment of Insurance.  As additional security for the Indebtedness, each Company hereby assigns to Wells Fargo all rights of such Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including without limitation all proceeds and refunds) that may be payable under any policy, and each Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo.  At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo's or any Company's name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to such Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

Each Company's Premises.

Wells Fargo's Right to Occupy Each Company's Premises.  Each Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where each Company conducts its business or has any rights of possession, including without limitation the locations described on Exhibit B (the "Premises"), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the L/C Facility, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

Wells Fargo's Use of Each Company's Premises.  Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

Companies' Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises unless  Wells Fargo takes possession of or uses any Premises during a Default Period, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then the Companies shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

License.  Without limiting the generality of any other Security Document, each Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Company for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Company for its own manufacturing and subject to such Company's reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Financing Statements.

Authorization to File.  Each Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo's Security Interest in the Collateral, and Wells Fargo may describe the Collateral as "all personal property" or "all assets" or describe specific items of Collateral including without limitation any commercial tort claims.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by each Company and are hereby re-authorized.  Following the termination of the L/C Facility and payment of all Indebtedness, Wells Fargo shall, at the Companies' expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

Termination.  Wells Fargo shall, at the Companies' expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo's receipt of the following, in form and content satisfactory to Wells Fargo:  (i) cash payment in full of all Indebtedness and a completed performance by the Companies with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to issue Letters of Credit under the L/C Facility or under any other facility with any Company has been terminated, (iii) a release of all claims against Wells Fargo by the Companies relating to Wells Fargo's performance and obligations under the Loan Documents, and (iv) an agreement by any Company or any Guarantor to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.

Setoff.  Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to any Company by Wells Fargo against any Indebtedness, whether or not due.

Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, each Company is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo's duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights any Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Each Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

Notices Regarding Disposition of Collateral.  If notice to any Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

Conditions Precedent

Conditions Precedent to Issuance of Initial Letter of Credit.  Wells Fargo's obligation to issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

Additional Conditions Precedent to All Letters of Credit.  Wells Fargo's obligation to issue any Letter of Credit shall be subject to the further additional conditions:  (a) that the representations and warranties described in Exhibit D are correct on the date of the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested issuance of the Letter of Credit that would result in an Event of Default.

Representations and Warranties

To induce Wells Fargo to enter into this Agreement, each Company makes the representations and warranties described in Exhibit D.  Any request for the issuance of a Letter of Credit will be deemed a representation by each Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date.  Each Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

Covenants

So long as the Indebtedness remains unpaid, or the L/C Facility has not been terminated, each Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to the Companies.

Reporting Requirements. The Companies shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

Annual Financial Statements.  As soon as available and in any event within 90 days after the Parent's fiscal year end, the Parent's audited financial statements prepared by an independent certified public accountant acceptable to Wells Fargo, which shall include the Parent's balance sheet, income statement, and statement of retained earnings and cash flows prepared on a consolidated basis to include the Parent's Affiliates (including without limitation, the Companies and the Guarantors).  The annual financial statements shall be accompanied by the unqualified opinion of such accountant and a certificate (the "Compliance Certificate") in the form of Exhibit E that is signed by the Parent's chief financial officer.

Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, a balance sheet, income statement, and statement of retained earnings prepared by the Parent for that month and for the year–to-date period then ended, prepared on a consolidated and consolidating basis to include the Parent's Affiliates (including without limitation, the Companies and the Guarantors), and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by the Parent's chief financial officer.

Collateral Reports.  No later than 30 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of each Company's accounts receivable and accounts payable, a general ledger trial balance for each Company, the first purchaser report for each Company, and any other documents deemed appropriate by Wells Fargo, as of the end of that month or shorter time period requested by Wells Fargo.

Borrowing Base Reports.  No later than the 28th day of each month (or more frequently if Wells Fargo shall request it), (i) detailed calculation of each Company's Accounts and Eligible Accounts, as of the end of such current month or shorter time period requested by Wells Fargo, and (ii) projections of each Company's Accounts and Eligible Accounts for the current month and the following month.

Monthly Tax Report.  No later than 30 days after each month and (or more frequently if Wells Fargo shall request it), a detailed list of all taxes due (including excise and royalty payments), the last payment date, and a certification signed by each Company's chief financial officer that such taxes are current.

Contracts and Hedge Positions.  No later than 30 days after each month end (or more frequently if Wells Fargo shall request it), a detailed list of each Company's contracts and current hedge positions and detailed information regarding any deviation from any Company's stated policies and procedures regarding hedging.

Litigation.  No later than three days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against any Company in excess of $10,000.

Intellectual Property.  (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of any Company's intention to acquire such rights; (ii) except for transfers permitted under Section 5.18, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of any Company's intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of any Company's Intellectual Property Rights by any Person, (B) claims that any Company is Infringing another Person's Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of any Company's Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to any Company's Intellectual Property Rights.

Defaults.  No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by any Company to cure the Event of Default.

Disputes.  Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by any Company's customers exceeding $1,000,000 in the aggregate during any fiscal year; and (ii) any goods returned to or recovered by any Company outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $1,000,000.

Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting any Company's Officers and Directors.

Collateral.  Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

Commercial Tort Claims.  Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by any Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of such  Company's damages, copies of any complaint or demand letter submitted by such Company, and such other information as Wells Fargo may request.

Reports to Owners. Promptly upon distribution, copies of all financial statements which any Company shall have sent to the Parent.

Tax Returns of Companies and Guarantors.  No later than five days after they are required to be filed, copies of each Company's and each Guarantor's signed and dated State of Texas and federal income tax returns and all related schedules, and copies of any extension requests.

Violations of Law.  No later than three days after discovery of any violation, a Record notifying Wells Fargo of any Company's violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on such Company.

Pension Plans.  (i) Promptly upon discovery, and in any event within 30 days after any Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by such Company's chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which such Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after any Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by such Company's chief financial officer notifying Wells Fargo of the failure in detail and the actions that such Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after any Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by such Company's chief financial officer notifying Wells Fargo of the details of the event and the actions that such Company proposes to take in response.

Other Reports.  From time to time, with reasonable promptness, all customer lists receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

Financial Covenants.  The Companies agree to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

Minimum Net Income. The Companies shall achieve, as of each fiscal quarter end for that portion of the fiscal year then ended, Net Income on a combined basis of not less than $0.

Current Ratio. The Companies shall maintain, as of each fiscal quarter end, a Current Ratio on a combined basis of not less than 1.1 to 1.0.

Leverage Ratio. The Companies shall maintain, as of each fiscal quarter end, a Leverage Ratio on a combined basis of not more than 1.0 to 1.0.

Stop Loss.  The Companies shall not, during any single month, suffer a Net Loss on a combined basis in excess of $500,000. Further, the Companies shall not suffer any Net Loss on a combined basis for two or more consecutive months.

Excess Availability. The Companies shall maintain, as of each month end, excess Availability of not less than $5,000,000.

Other Liens and Permitted Liens.

Other Liens; Permitted Liens.  No Company shall create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a "Permitted Lien"; collectively, "Permitted Liens"):  (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with such Company's business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) the Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens on Equipment relating to the acquisition of such Equipment not exceeding the lesser of cost or fair market value not to exceed $500,000 for any one asset purchase and so long as no Default Period is then in existence and none would exist immediately after such acquisition; (v) Liens on Commodity Swap Agreements or funds deposited in connection therewith permitted under Section 5.4(f); (vi) Liens on amounts deposited with customers of a Company as permitted in Section 5.6(f); (vii) financing statements filed in connection with operating lease transactions for Equipment; (viii) statutory Liens on crude oil securing obligations that are not yet due and are incurred in the ordinary course of business; and (ix) Liens on amounts deposited with insurers in connection with liability insurance policies and workers' compensation insurance policies obtained to cover the transportation business of a Company.

Financing Statements.  No Company shall authorize the filing of any financing statement by any Person as Secured Party with respect to any of such Company's assets, other than Wells Fargo and the holders of Permitted Liens.  No Company shall amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

Indebtedness.  No Company shall incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on such Company's behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except:  (a) Indebtedness described in this Agreement; (b) indebtedness of such Company described in Exhibit F; (c) indebtedness secured by Permitted Liens; (d) trade accounts payable of such Company arising in the ordinary course of business that are not past due by more than 90 days; (e) all operating lease obligations of such Company; and (f) indebtedness incurred under Commodity Swap Agreements of the type traded in the New York Mercantile Exchange, Inc. so long as (i) such Commodity Swap Agreements are incurred in the ordinary course of business and consistent with such Company's past practices and (ii) no Default is in existence or would result therefrom when such Commodity Swap Agreements are executed and delivered.

Guaranties.  No Company shall assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by such Company for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

Investments and Subsidiaries.  No Company shall make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including without limitation any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poor's Ratings Services or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

Prepaid rent not exceeding one month or security deposits;

Prepaid purchases of crude oil and natural gas made in the ordinary course of business and consistent with historic practices;

Deposits with or prepayments to natural gas pipeline companies to support charges, fees or other amounts incurred as a result of any pipeline imbalances;

Funds deposited with state regulatory agencies or other state governmental authority in connection with a severance tax, production tax or other similar tax or assessment based on production of crude oil or natural gas;

Deposits of funds with customers of a Company to support purchases of inventory from such Company so long as (i) such deposits are made in the ordinary course of business and consistent with such  Company's past practices and (ii) no Default Period is in existence or would result therefrom;

Prepayments of insurance premiums so long as no Default Period exists or would occur as a result thereof;

Continuing investments in those Subsidiaries of the Parent in existence on the date of this Agreement which are identified on Exhibit D so long as no Default Period is in existence or would occur as a result thereof; and

Investments on deposit with Wells Fargo Institutional Brokerage & Sales.

Dividends and Distributions.  Except as set forth in this Agreement, no Company shall declare or pay any dividends (other than dividends payable solely in stock of such Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.  Notwithstanding the foregoing, the Companies may declare or pay any of the foregoing dividends and distributions so long as the Companies are in compliance with all covenants under this Agreement and the other Loan Documents.

Salaries.  No Company shall pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, if a Default Period is then in existence or would exist immediately after such increase.

Books and Records; Collateral Examination; Inspection and Appraisals.

Books and Records; Inspection.  Each Company shall keep complete and accurate books and records with respect to the Collateral and such Company's business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP.  Each Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss such Company's affairs with any of its Directors, Officers, employees, Owners or agents.

Authorization to Companies' Agents to Make Disclosures to Wells Fargo.  Each Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo's employees, accountants, attorneys and other Persons acting as its agent, at such Company's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding such  Company.

Collateral Exams and Inspections.  Each Company shall permit Wells Fargo's employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of such Company at least two times each calendar year during ordinary business hours; provided however, Wells Fargo may in its sole discretion conduct additional examinations and inspections at any time during ordinary business hours.

Account Verification; Payment of Permitted Liens.

Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify any Company's Accounts; and (ii) require each Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

Covenant to Pay Permitted Liens. Each Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Compliance with Laws.

General Compliance with Applicable Law; Use of Collateral.  Each Company shall (i) comply and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

Compliance with Federal Regulatory Laws.  Each Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the L/C Facility or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo's related policies and procedures.

Compliance with Environmental Laws.  Each Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation in excess of $1,000,000 individually or in the aggregate at any time under the common law of any jurisdiction or any Environmental Law.

Payment of Taxes and Other Claims.  Each Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including without limitation the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of such Company, although such Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Maintenance of Collateral and Properties.

Each Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although such Company may discontinue the operation and maintenance of any properties if such Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo.  Each Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

Each Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral.  Each Company shall keep all Collateral free and clear of all Liens except in the case of all Collateral other than Pledged Interests, Permitted Liens.  Each Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person's Intellectual Property Rights.

With respect to the Pledged Interests, each Company (i) will have, at the time such Company acquires any rights in the Pledged Interests hereafter arising, absolute title to each such Pledged Interests free and clear of all Liens and restrictions except the Security Interests and any restrictive legend acceptable to Wells Fargo appearing on any certificate or other instrument constituting the Pledged Interests, (ii) will keep all Pledged Interests free and clear of all Liens and restrictions except the Security Interest and any restrictive legend acceptable to Wells Fargo appearing on any certificate or other instrument constituting the Pledged Interests and (iii) will defend the Pledged Interests against all claims or demands of all Persons other than Wells Fargo.  Neither the execution and delivery by any Company of this Agreement, the creation and perfection of the Security Interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Company or the articles or certificate of incorporation or formation, bylaws, articles of organization, operating agreement, limited partnership agreement or other charter documents, as the case may be, of such Company or the issuer of the Pledged Interests, the provisions of any indenture, instrument or agreement to which such Company or any issuer of such Pledged Interests is a party or is subject, or by which it or its property, is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of Wells Fargo).  No provision in any organization or governance documents or any other agreement of each Company or any issuer of Pledged Interests in any matter restricts, prohibits or provides conditions to any exercise of any rights of Wells Fargo pursuant to this Agreement, any other Loan Document or applicable law.

Insurance.  Each Company shall at all times maintain liability insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its sole discretion may require.  All insurance policies must contain an appropriate lender's interest endorsement or clause, and name Wells Fargo as an additional insured.

Preservation of Existence.  Each Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Delivery of Instruments, etc.  Upon request by Wells Fargo, each Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by such Company.

Sale or Transfer of Assets; Suspension of Business Operations.  No Company shall sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and, in the case of the granting of a Lien, to holders of Permitted Liens and shall not liquidate, dissolve or suspend business operations.

Consolidation and Merger; Asset Acquisitions.  No Company shall consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

Sale and Leaseback.  No Company shall enter into any arrangement, directly or indirectly, with any other Person pursuant to which such Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which such Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Restrictions on Nature of Business.  No Company will engage in any line of business materially different from that presently engaged in by such Company, and will not purchase, lease or otherwise acquire assets not related to its business.

Accounting. No Company will adopt any material change in accounting principles except as required by GAAP, consistently applied. No Company will change its fiscal year.

Discounts, etc.  After notice from Wells Fargo, no Company will grant any discount, credit or allowance to any customer of such Company or accept any return of goods sold.  No Company will at any time modify, amend, subordinate, cancel or terminate any Account.

Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, no Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

Place of Business; Name.  No Company will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises.  No Company will permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  No Company will change its name or jurisdiction of organization.

Constituent Documents; S Corporation Status. No Company will amend its Constituent Documents. No Company will become an S Corporation.

Performance by Wells Fargo.  If any Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of such Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and such Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys' fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

Wells Fargo Appointed as Each Company's Attorney in Fact.  To facilitate Wells Fargo's performance or observance of any Company's obligations under this Agreement, each Company hereby irrevocably appoints Wells Fargo and Wells Fargo's agents, as such Company's attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) at any time during a Default Period to create, prepare, complete, execute, deliver, endorse or file on behalf of such Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by such Company in accordance with the terms of this Agreement.

Depository Relationship.  To induce Wells Fargo to establish the interest rates provided for in this Agreement, each Company shall use Wells Fargo as its principal depository bank, and each Company covenants and agrees to maintain Wells Fargo as its principal depository bank, including for the maintenance of all business, cash management, operating and administrative deposit accounts.  If any Company has at any time an account maintained at a depository institution other than Wells Fargo, then such Company shall immediately cause such depository institution to enter into a blocked account agreement with Wells Fargo in form and substance satisfactory to Wells Fargo, pursuant to which dominion and control over such account shall be transferred to Wells Fargo.  Notwithstanding anything to the contrary contained in the foregoing, the Companies shall, and shall cause the Guarantors to, use best efforts to move to Wells Fargo (a) all existing deposit accounts in which proceeds of purchases of oil and natural gas are deposited and maintained at a depository bank other than Wells Fargo within 90 days after the date hereof and (b) all other accounts maintained at a depository bank other than Wells Fargo within 180 days after the date hereof, in each case so long as the applicable Company or Guarantor has delivered to Wells Fargo a control agreement executed by such depository bank in favor of Wells Fargo within 15 days of the date hereof, all in form and substance satisfactory to Wells Fargo;  provided, however, that to the extent the applicable depository bank prohibits a control agreement from governing a controlled disbursement account, then the foregoing requirement of a control agreement governing such account shall not apply, provided, further, that the Companies shall, and shall cause the Guarantors to, close each such account and move the funds therein to Wells Fargo within 90 days after the date hereof.

Events of Default and Remedies

Events of Default. An "Event of Default" means any of the following:

Each Company fails to pay any amount of any Indebtedness on the date that it becomes due and payable, including without limitation, any failure to make a prepayment in accordance with Section 1.2(b) due to any Overadvance that arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

Any Company or any Guarantor fails to observe or perform any covenant or agreement of such Company or such Guarantor set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness;

[Intentionally Omitted.]

An event of default or termination event (however defined) occurs under any Rate Hedge Agreement, derivative, foreign exchange, or similar transaction or arrangement entered into between any Company and Wells Fargo;

Any ownership interest in any Company shall be sold, transferred, or become subject to a Lien or a Change of Control shall occur;

Any Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or any Company or any Guarantor makes an assignment for the benefit of creditors; or any Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of any Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of such Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of any Company or any Guarantor;

Any Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming such Company or such Guarantor as debtor; or any such petition is instituted against any Company or any such Guarantor; or any Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against any such Company or any such Guarantor;

Any representation or warranty made by any Company in this Agreement or by any Guarantor in any Guaranty, or by any Company (or any of its Officers) or any Guarantor in any other Loan Document, agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty or other Loan Document is untrue or misleading in any material respect when delivered to Wells Fargo;

A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $1,000,000 which is not insured or subject to indemnity, is entered against any Company which is not stayed or appealed within 30 days from the date of entry thereof;

Any Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by such Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired;

Any Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

Any Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the L/C Facility or this Agreement as it becomes due and payable;

Any Guarantor repudiates or purports to revoke the Guarantor's Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

Any Company engages in any act prohibited by any subordination agreement, or makes any payment on subordinated Indebtedness (as defined in such subordination agreement) that the subordinated creditor was not contractually entitled to receive;

There occurs any material adverse change in the business or financial condition of any Company;

Any Guarantor, Kenneth Adams, Jr., Geoffrey Griffith, Tony Grant or Owner of at least 20% of the issued and outstanding common stock, membership interests or partnership interests, as applicable, of any Company is indicted for a felony offence under state or federal law, or any Company hires an Officer or appoints a Director who has been convicted of any such felony offense, or a Person becomes an Owner of at least 20% of the issued and outstanding common stock or membership interests or partnership interests, as applicable, of any Company who has been convicted of any such felony offense; and

Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after any Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or any Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or any Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on any Company's assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by any Company to the Multiemployer Plan under Title IV of ERISA.

Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

Wells Fargo may terminate the L/C Facility and decline to issue Letters of Credit, and terminate any services extended to any Company under the Master Agreement for Treasury Management Services;

Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of nonpayment or nonperformance, notice of intent to demand, demand, diligence, notice of protest, protest or further notice of any kind or any other action, all of which each Company hereby expressly waives;

Wells Fargo may, without notice to any Company, apply any money owing by Wells Fargo to any Company to payment of the Indebtedness;

Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral (without posting a bond or other form of security, which each Company hereby waives), to proceed with or without judicial process (without a prior hearing or notice of hearing, which each Company hereby waives) and to sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and each Company will upon Wells Fargo's demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

Each Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.9;

Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral (to which appointment each Company hereby consents) without the necessity of posting a bond or other form of security (which each Company hereby waives); and

Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the L/C Facility shall immediately terminate and all of the Companies' Indebtedness shall immediately become due and payable without presentment, demand, notice of intent to accelerate, notice of acceleration, protest or notice of any kind.

miscellaneous

No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by any Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on any Company in any circumstance shall entitle such Company to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in such other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Amendment; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo's Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that:  (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo's Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of all parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Each Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but any Company's failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

Delivery of Notices, Requests and Communications.  Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information the Companies must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered, (v) by an encrypted e-mail, or (vi) through any other secure electronic channel to which the parties have agreed.

Addresses for Delivery.  Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which any party may modify by a Record sent to the other parties), or through any other secure electronic channel to which the parties have agreed.

Date of Receipt.  Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through any other secure electronic channel to which the parties have agreed; except that any request for the issuance of a Letter of Credit or any other notice, request, demand or other communication from any Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

Confidentiality of Unencrypted E-mail.  Each Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

Delivery of Company Information Records.  Any information that any Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through any other secure electronic channel to which the parties have agreed.

Addresses for Delivery.  Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to any Company), or through any other secure electronic channel to which the parties have agreed.

Date of Receipt.  Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through a secure electronic channel to which the parties have agreed.

Authentication of Company Information Records.  A Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of such Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of such Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via a secure electronic channel to which the parties have agreed.

Certification of Company Information Records.  Any Record (including without limitation any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by such Company and each Officer or employee of such Company who prepared and Authenticated the Record on behalf of such Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

Confidentiality of Company Information Records Sent by Unencrypted E-mail.  Each Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.  Each Company acknowledges that it may deliver Electronic Records containing such Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and such Company.

Further Documents.  Each Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements, Patent and Trademark Security Agreement and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo's rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that such Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Costs and Expenses.  Each Company shall pay on demand all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Indemnity.  IN ADDITION TO ITS OBLIGATION TO PAY WELLS FARGO'S EXPENSES UNDER THE TERMS OF THIS AGREEMENT, EACH COMPANY SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS WELLS FARGO, ITS PARENT WELLS FARGO & COMPANY, AND ANY OF ITS AFFILIATES AND SUCCESSORS, AND ALL OF THEIR PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS (EACH AN "INDEMNITEE") FROM AND AGAINST ANY OF THE FOLLOWING (COLLECTIVELY, "INDEMNIFIED LIABILITIES"):

ANY AND ALL TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENT OR AGREEMENT DESCRIBED IN OR RELATED TO THIS AGREEMENT OR THE ISSUANCE OF LETTERS OF CREDIT;

ANY CLAIMS, LOSS OR DAMAGE TO WHICH ANY INDEMNITEE MAY BE SUBJECTED IF ANY REPRESENTATION OR WARRANTY CONTAINED IN EXHIBIT D PROVES TO BE INCORRECT IN ANY RESPECT OR AS A RESULT OF ANY VIOLATION OF THE COVENANTS CONTAINED IN [SECTION 5.12]; AND

ANY AND ALL OTHER LIABILITIES, LOSSES, DAMAGES, PENALTIES, JUDGMENTS, SUITS, CLAIMS, COSTS AND EXPENSES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL) IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDINGS, WHETHER OR NOT SUCH INDEMNITEE SHALL BE DESIGNATED A PARTY TO SUCH PROCEEDINGS, WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, IN ANY MANNER RELATED TO OR ARISING OUT OF OR IN CONNECTION WITH THE ISSUANCE OF LETTERS OF CREDIT AND THE LOAN DOCUMENTS, OR ANY OTHER DOCUMENT OR AGREEMENT DESCRIBED IN OR RELATED TO THIS AGREEMENT, OR THE USE OR INTENDED USE OF THE PROCEEDS OF THE LETTERS OF CREDIT, WITH THE EXCEPTION OF ANY INDEMNIFIED LIABILITY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE.

IF ANY INVESTIGATIVE, JUDICIAL OR ADMINISTRATIVE PROCEEDING DESCRIBED IN THIS SECTION IS BROUGHT AGAINST ANY INDEMNITEE, UPON THE INDEMNITEE'S REQUEST, EACH COMPANY, OR COUNSEL DESIGNATED BY SUCH COMPANY AND SATISFACTORY TO THE INDEMNITEE, WILL RESIST AND DEFEND THE ACTION, SUIT OR PROCEEDING TO THE EXTENT AND IN THE MANNER DIRECTED BY THE INDEMNITEE, AT SUCH COMPANY'S SOLE COST AND EXPENSE.  EACH INDEMNITEE WILL USE ITS BEST EFFORTS TO COOPERATE IN THE DEFENSE OF ANY SUCH ACTION, SUIT OR PROCEEDING.  IF THIS AGREEMENT TO INDEMNIFY IS HELD TO BE UNENFORCEABLE BECAUSE IT VIOLATES ANY LAW OR PUBLIC POLICY, EACH COMPANY SHALL NEVERTHELESS MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW.  EACH COMPANY'S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE DISCHARGE OF SUCH COMPANY'S OTHER OBLIGATIONS UNDER THIS AGREEMENT.

Retention of Company's Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by any Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, such Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of each Company and Wells Fargo and their respective successors and assigns, except that no Company shall have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo's prior consent, which must be confirmed in a Record Authenticated by Wells Fargo.  To the extent permitted by law, each Company waives and will not assert against any assignee any claims, defenses or set-offs which such Company could assert against Wells Fargo.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

Sharing of Information.  Wells Fargo may share any Confidential Information that it may have regarding any Company and its Affiliates with its accountants, lawyers, and other advisors, and with each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company.

Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Definitional Terms and Rules of Interpretation.  All accounting terms not otherwise defined in this Agreement shall have the meanings given them in accordance with GAAP.  Unless the context clearly requires otherwise, the word "or" has the inclusive meaning represented by the phrase "and/or".  Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents).  Unless otherwise specified, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time, and any corresponding provisions of successor statutes or regulations.

Joint and Several Liability.

Each Company agrees that it is jointly and severally liable to Wells Fargo for the payment of all Indebtedness arising under this Agreement, and that such liability is independent of the obligations of the other Companies.  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Company, unless this Agreement expressly provides otherwise.  Wells Fargo may bring an action against any Company, whether an action is brought against the other Companies.

Each Company agrees that any release which may be given by Wells Fargo to the other Companies or any Guarantor will not release such Company from its obligations under this Agreement.

Each Company waives any right to assert against Wells Fargo any defense, setoff, counterclaim, or claims which such Company may have against the other Companies or any other party liable to Wells Fargo for the Indebtedness of the Companies under this agreement.

Each Company waives any defense by reason of any other Company's or any other person's defense, disability, or release from liability.  Wells Fargo can exercise its rights against each borrower even if any other Company or any other person no longer is liable because of a statute of limitations or for other reasons.

Each Company agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Companies and of all circumstances which bear upon the risk of nonpayment.  Each Company waives any right it may have to require Wells Fargo to disclose to such Company any information which Wells Fargo may now or hereafter acquire concerning the financial condition of the other Companies.

Each Company waives all rights to notices of default or nonperformance by any other Company under this agreement.  Each Company further waives all rights to notices of the existence or the creation of new Indebtedness by any other Company and all rights to any other notices to any party liable on any of the credit extended under this agreement.

The Companies represent and warrant to Wells Fargo that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.

The Companies agree that Wells Fargo will not be required to inquire as to the disposition by any Company of funds disbursed in accordance with the terms of this Agreement.

Until all Indebtedness of the Companies to Wells Fargo under this agreement have been paid in full and any commitments of Wells Fargo or facilities provided by Wells Fargo under this agreement have been terminated, each Company (i) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (title 11, United States Code) or any successor statute, which such Company may now or hereafter have against any other Company with respect to the Indebtedness incurred under this Agreement; (ii) waives any right to enforce any remedy which Wells Fargo now has or may hereafter have against any other Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by Wells Fargo.

Each Company waives any right to require Wells Fargo to proceed against any other Company or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Companies under this Agreement or which, but for this provision, might operate as a discharge of the Companies.

Maximum Interest Rate.  No provision of this Agreement or of any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and no Company nor the sureties, guarantors, successors, or assigns of any Company shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto.  In the event Wells Fargo ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to the Companies.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Companies and Wells Fargo shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

GOVERNING LAW; JURISDICTION, VENUE; WAIVER OF JURY TRIAL.  THE LOAN DOCUMENTS (OTHER THAN REAL ESTATE RELATED DOCUMENTS, IF ANY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (OTHER THAN CONFLICT LAWS) OF THE STATE OF TEXAS.  THE PARTIES TO THIS AGREEMENT (A) CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS IN CONNECTION WITH ANY CONTROVERSY RELATED TO THIS AGREEMENT; (B) WAIVE ANY ARGUMENT THAT VENUE IN ANY SUCH FORUM IS NOT CONVENIENT; (C) AGREE THAT ANY LITIGATION INITIATED BY WELLS FARGO OR ANY COMPANY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE VENUED IN EITHER THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF DALLAS, COUNTY OF DALLAS, STATE OF TEXAS; AND (D) AGREE THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH COMPANY AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

ENTIRE AGREEMENT.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EACH COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK,
  NATIONAL ASSOCIATION

By:
Ron M. Zeiber
Assistant Vice President

Wells Fargo Bank, National Association
Wells Fargo Business Credit
4975 Preston Park Blvd., 6th Floor
Plano, Texas  75093
Fax:  (972) 867-7838
Attention:  Ron M. Zeiber
e-mail:

GULFMARK ENERGY, INC.

By:
Richard B. Abshire
Chief Financial Officer

4400 Post Oak Parkway, Suite 2700
Houston, Texas  77027
Fax:  (713) 881-3637
Attention:  Rick Abshire
e-mail:  ricka@adamsresources.com
Federal Employer Identification No.:
   76-0365928
Organizational Identification No.:  1226792

ADAMS RESOURCES MARKETING, LTD.

By:        Adams Resources Marketing GP, Inc.,
as its general partner

By:
Richard B. Abshire
Chief Financial Officer
4400 Post Oak Parkway, Suite 2700
Houston, Texas  77027
Fax:  (713) 881-3637
Attention:  Rick Abshire
e-mail:  ricka@adamsresources.com
Federal Employer Identification No.:
   76-0618906
Organizational Identification No.:
   00125079-10